Exhibit 99.1
RELEASE 8:00AM — JULY 19, 2006

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS A
13.8% INCREASE IN 2006 SECOND QUARTER EARNINGS
Quarterly Cash Dividend Declared of $0.075 Per Common Share
Paramus, New Jersey, July 19, 2006 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and six-month periods ended June 30, 2006.
Financial Highlights
•	Net income increased 13.8% to $73.2 million for the second quarter of 2006 and 17.6% to $148.4 million for the six-month period ended June 30, 2006.

•	Basic and diluted earnings per common share were $0.14 and $0.13, respectively, for the second quarter of 2006. Basic and diluted earnings per common share were both $0.27 for the first six months of 2006.

•	At its meeting yesterday, the Board of Directors declared a quarterly cash dividend of $0.075 per common share. The cash dividend is payable on September 1, 2006 to stockholders of record at the close of business on August 4, 2006.

•	Net interest income increased 16.6% to $153.6 million for the second quarter of 2006 and 20.9% to $311.3 million for the six-month period ended June 30, 2006.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the second quarter of 2006 were 5.76% and 0.96%, respectively. Our annualized return on average stockholders’ equity and annualized return on average assets for the six-month period ended June 30, 2006 were 5.78% and 1.00%.

•	Our net interest rate margin and net interest rate spread were 2.03% and 1.36%, respectively, for the second quarter of 2006 and 2.09% and 1.41%, respectively, for the first six months of 2006.

•	Our efficiency ratio was 24.84% for the second quarter of 2006 and 24.46% for the first six months of 2006.

•	Total loans increased $1.91 billion to $16.97 billion at June 30, 2006 reflecting purchases and originations of first mortgage loans of $1.49 billion and $1.18 billion, respectively, during the first six months of 2006.

•	Non-performing loans as a percent of total loans decreased to 0.11% as of June 30, 2006. The allowance for loan losses as a percent of non-performing loans increased to 150.45%.

•	Borrowed funds increased $3.20 billion to $14.55 billion at June 30, 2006. The funds borrowed during the first six months of 2006 amounted to $4.10 billion and have maturities of ten years and initial call dates ranging from one to three years.

•	In June 2006, the Board of Directors approved our seventh stock repurchase program for repurchase of up to 56,975,000 shares of common stock.
“This past quarter we celebrated the one-year anniversary of the closing of our highly successful second-step conversion and stock offering, enjoying an increase in the price of our stock in excess of thirty percent during that time,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “During this year we have also experienced a flat yield curve, which has placed considerable pressure on our net interest margin and net interest spread. However, the capital we raised from the offering has given us the ability to continue to grow our assets, at an annualized rate in excess of 20%, which, coupled with our continued efficient operation, has mitigated the effects of the shrinking net interest margin. This growth, however, has not been at the expense of credit quality, as we have experienced a year-to-date decrease in non-performing loans. We intend to continue to grow our assets, using the same conservative underwriting and asset selection standards as in the past, while also paying dividends and repurchasing our common stock as part of our capital management strategy. Further, the recently completed Sound Federal acquisition complements this strategy, moving our franchise into new markets with similar demographics to our current franchise area”, added Mr. Hermance.
Sound Federal Acquisition
On July 14, 2006, we completed the acquisition of Sound Federal Bancorp, Inc. (“Sound Federal”) for $20.75 per share in cash, representing an aggregate transaction value of approximately $265 million. The acquisition of Sound Federal, which as of June 30, 2006 had over $1 billion in assets and deposits and 14 branches in New York’s Westchester, Rockland, and Putnam Counties as well as Fairfield County, Connecticut, will further enhance the already attractive demographics of our branch network footprint and complements our organic branch growth strategy. We anticipate full data integration of Sound Federal to be completed by the end of September 2006.
Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing transaction deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the market price of our stock, as the expense of certain of our employee stock ownership plan is related to the current price of our common stock.
Short-term market interest rates continued to increase during the first six months of 2006 following increases during the entirety of 2005. The Federal Open Market Committee of the Federal Reserve Bank

(“FOMC”) increased the overnight lending rate 25 basis points at each of the regularly scheduled meetings beginning in June 2004 to the current rate of 5.25%. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates, in particular the 10-year bond, also increased during the first six months of 2006 at a similar pace as the short-term interest rates. The result of these market interest rate changes was the continuation of the flat market yield curve during the first six months of 2006 that existed at the end of 2005.
The $104.9 million and $211.0 million increases in interest income for the three- and six-month periods ended June 30, 2006, respectively, when compared to the prior year periods, was primarily derived from the overall growth in our balance sheet. In contrast, the $83.1 million and $157.3 million increases in interest expense for the three- and six-month periods ended June 30, 2006, respectively, reflected both the growth in our interest-bearing liabilities and increases in prevailing interest rates. The $21.9 million increase in our net interest income in the second quarter of 2006 and the $53.7 million increase during the first six months of 2006, when compared to the same periods in 2005, reflected the 34.4% and 37.5% growth, respectively, in the average balance of our total interest-earning assets over the prior year periods. The growth in the average balance of our total interest-bearing liabilities was 23.6% and 23.9% for the three- and six-month periods ended June 30, 2006, respectively, when compared to comparable periods in 2005. This difference in the growth rates of interest-earning assets and interest-bearing liabilities, attributable to the completion of our second-step conversion and stock offering during 2005, offset the negative impact of the larger increase in short-term interest rates during 2005 and the first six months of 2006 compared with the increase in long-term rates over that same period.
Our net interest margin decreased 31 basis points and our net interest rate spread decreased 66 basis points, when comparing the second quarter of 2006 with the corresponding period in 2005. Our net interest margin decreased 30 basis points and our net interest rate spread decreased 70 basis points, when comparing the first six months of 2006 with the comparable period in 2005. Our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates. These decreases in the net interest margin and net interest rate spread were also due, in part, to a shift in our interest-earning asset mix to shorter-term investment securities and variable-rate mortgage loans and mortgage-backed securities. In addition, our interest-bearing liabilities reset to the current market interest rates faster than our interest-earning assets as changes to interest rates on our interest-bearing liabilities generally time movements in market interest rates while changes to interest rates on our interest-earning assets generally lag market interest rates due to normal commitment periods of up to 90 days.
Total interest and dividend income for the three months ended June 30, 2006 increased $104.9 million, or 37.6%, to $384.1 million compared with $279.2 million for the three months ended June 30, 2005. This increase was primarily due to a $7.73 billion, or 34.4%, increase in the average balance of interest-earning assets to $30.20 billion for the three months ended June 30, 2006 from $22.47 billion for the three months ended June 30, 2005, primarily reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income was also due to a 12 basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.09% for the second quarter of 2006 compared with 4.97% for the second quarter of 2005.
The $57.0 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $3.87 billion, reflecting increases in our core investment of first mortgage loans. The $21.1 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.81 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $25.6 million increase in interest on mortgage-backed securities was primarily due to a $1.84 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2005 and the first six months of 2006.
Total interest and dividend income for the six months ended June 30, 2006 increased $211.0 million, or 39.6%, to $743.8 million compared with $532.8 million for the six months ended June 30, 2005. This increase was primarily due to an $8.02 billion, or 37.5%, increase in the average balance of interest-earning assets to $29.38 billion for the six months ended June 30, 2006 from $21.36 billion for the six months ended June 30, 2005, primarily reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income was also due to a seven basis point increase in the annualized weighted-average yield on total average interest-earning assets to 5.06% for the first six months of 2006 compared with 4.99% for the comparable period in 2005.
The $110.1 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $3.82 billion, reflecting increases in our core investment of first mortgage loans. The $49.2 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $2.22 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $47.3 million increase in interest on mortgage-backed securities was primarily due to a $1.77 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2005 and the first six months of 2006.
Total interest expense for the three months ended June 30, 2006 increased $83.1 million, or 56.3%, to $230.6 million compared with $147.5 million for the three months ended June 30, 2005. This increase was partially due to a $4.73 billion, or 23.6%, increase in the average balance of total interest-bearing liabilities to $24.78 billion for the three months ended June 30, 2006 compared with $20.05 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 78 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.73% for the three-month period ended June 30, 2006 compared with 2.95% for the three-month period ended June 30, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005 and the first six months of 2006.
The $55.5 million increase in interest expense on borrowed funds for the three months ended June 30, 2006 was due to an increase in the average balance of borrowed funds of $5.14 billion, which was primarily used to fund loan growth, and a 28 basis point increase in the annualized weighted-average cost, reflecting the rising market interest rate environment. The $27.5 million increase in interest expense on interest-bearing deposits was due to a 108 basis point increase in the annualized weighted-average cost due to the rising market interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2005 and the first six months of 2006, to higher costing short-term time deposits from our High Value Checking product.
Total interest expense for the six months ended June 30, 2006 increased $157.3 million, or 57.1%, to $432.6 million compared with $275.3 million for the six months ended June 30, 2005. This increase was partially due to a $4.62 billion, or 23.9%, increase in the average balance of total interest-bearing liabilities to $23.92 billion for the six months ended June 30, 2006 compared with $19.30 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 77 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.65% for the six-month period ended June 30, 2006 compared with 2.88% for the six-month period ended June 30, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005 and the first six months of 2006.
The $103.4 million increase in interest expense on borrowed funds for the six months ended June 30, 2006 was due to an increase in the average balance of borrowed funds of $4.91 billion, which was primarily used to fund loan growth, and a 25 basis point increase in the annualized weighted-average cost, reflecting the rising market interest rate environment. The $54.0 million increase in interest expense on interest-bearing deposits was due to a 105 basis point increase in the annualized weighted-average cost due to the rising market interest rate environment, the competitive pricing of our deposit products and a shift by our customers, during 2005 and the first six months of 2006, to higher costing short-term time deposits from our High Value Checking product.
Net interest income for the three months ended June 30, 2006 increased $21.9 million, or 16.6%, to $153.6 million compared with $131.7 million for the corresponding period in 2005. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.36% for the second quarter of 2006 compared with 2.02% for the corresponding period in 2005. For the second quarter of 2006, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.03% compared with 2.34% for the corresponding 2005 period. Net interest income for the six months ended June 30, 2006 increased $53.7 million, or 20.8%, to $311.3 million compared with $257.6 million for the corresponding period in 2005. Our net interest rate spread was 1.41% for the first six months of 2006 compared with 2.11% for the first six months of 2005. Our net interest margin was 2.09% for the six-month period ended June 30, 2006 compared with 2.39% for the comparable period in 2005.
The increase in our net interest income reflected our overall internally generated balance sheet growth and the investment into short-term securities of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities. This increase reflected the rising interest rate environment, affecting both our deposits and borrowed funds, and the shift within our deposits to higher costing short-term time deposits. The lesser decrease in our net interest margin when compared to the decrease in our net interest rate spread reflected the receipt of the net proceeds from the second-step conversion and stock offering in June 2005.
We did not provide for the allowance for loan losses during the three-month periods ended June 30, 2006 and 2005, nor did we provide for the allowance for loan losses during the first six months of 2006. We did provide $65,000 during the first six months of 2005. Payment performance by borrowers has remained strong during the first six months of 2006, as evidenced by our low loan delinquency rates, decreasing ratio of non-performing loans to total loans and increasing ratio of allowance to non-performing loans. Net charge-offs for the first six months of 2006 were $2,000 compared with net recoveries of $1,000 for the corresponding 2005 period. The allowance for loan losses as a percent of total loans was 0.16% at June 30, 2006 compared with 0.18% at December 31, 2005. Non-performing loans at June 30, 2006 were $18.2 million compared with $19.3 million at December 31, 2005. The ratio of non-performing loans to total loans was 0.11% at June 30, 2006 compared with 0.13% at December 31, 2005. The ratio of allowance for loan losses to total non-performing loans was 150.45% at June 30, 2006 compared with 141.84% at December 31, 2005.

Total non-interest income for the three months ended June 30, 2006 was $1.5 million compared with $1.2 million for the corresponding 2005 period. Total non-interest income for the six months ended June 30, 2006 was $2.7 million compared with $5.1 million for the comparable period in 2005. The decrease in total non-interest income in the six-month period reflected decreases in gains on securities transactions, net, as no sales of securities occurred during the first six months of 2006.
Total non-interest expense for the three months ended June 30, 2006 was $38.5 million compared with $30.3 million during the corresponding 2005 period. This increase reflected a $5.1 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan, reflecting increases in our stock price. Expense related to our previously granted and unvested stock options, due to the adoption of SFAS No. 123(R), “Share Based Payment”, amounted to $385,000 during the second quarter of 2006. Total non-interest expense for the six months ended June 30, 2006 was $76.8 million compared with $61.0 million during the corresponding 2005 period. This increase reflected an $11.5 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan. Expense related to our previously granted and unvested stock options amounted to $918,000 during the first six months of 2006.
Our efficiency ratio for the three months ended June 30, 2006, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 24.84% compared with 22.76% for the corresponding 2005 period. Our annualized ratio of non-interest expense to average total assets for the three months ended June 30, 2006 was 0.50% compared with 0.52% for the corresponding period in 2005. Our efficiency ratio for the six months ended June 30, 2006 was 24.46% compared with 23.23% for the corresponding 2005 period. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2006 was 0.52% compared with 0.56% for the corresponding period in 2005.
Income tax expense for the three months ended June 30, 2006 was $43.4 million compared with $38.4 million for the corresponding 2005 period. Our effective tax rate for the three months ended June 30, 2006 was 37.21% compared with 37.38% for the corresponding period in 2005. The 13.0% increase in income tax expense reflected the 13.4% increase in income before income tax expense. Income tax expense for the six months ended June 30, 2006 was $88.8 million compared with $75.4 million for the corresponding 2005 period. Our effective tax rate for the six months ended June 30, 2006 was 37.44% compared with 37.39% for the corresponding period in 2005. The 17.8% increase in income tax expense reflected the 17.7% increase in income before income tax expense.
Statement of Financial Condition Summary
Total assets increased $3.25 billion, or 11.6%, to $31.33 billion at June 30, 2006 from $28.08 billion at December 31, 2005, due to our internally generated growth. The increase in total assets reflected a $1.91 billion increase in loans and a $1.03 billion increase in total mortgage-backed securities.
The increase in loans reflected purchases and originations of first mortgage loans of approximately $1.49 billion and $1.18 billion, respectively, during the six-months ended June 30, 2006 compared with $1.92 billion and $811.1 million, respectively, for the corresponding period in 2005. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At June 30, 2006, we were committed to purchase and originate $320.2 million and $273.1 million, respectively, of first mortgage loans, which are expected to settle during the third quarter of 2006.

The increase in total mortgage-backed securities reflected purchases of approximately $1.74 billion, approximately 98.3% of which were variable-rate (adjustable annually) or hybrid (adjustable annually after fixed periods of three to five years) instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. At June 30, 2006, we were committed to purchase $424.0 million of mortgage-backed securities, which are expected to settle during the third quarter of 2006.
Total liabilities increased $3.46 billion, or 15.1%, to $26.33 billion at June 30, 2006 from $22.87 billion at December 31, 2005. The increase in total liabilities primarily reflected a $3.20 billion increase in borrowed funds and a $230.5 million increase in deposits. The increase in borrowed funds was the result of securing $4.10 billion of new borrowings at a weighted-average rate of 4.33%. These new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. Of total borrowed funds, $8.35 billion are pursuant to repurchase agreements and $6.20 billion are advances from the Federal Home Loan Bank. The increase in total deposits reflected an $851.0 million increase in our time deposits and a $363.3 million increase in our money market checking accounts. These increases were partially offset by a $961.6 million decrease in our interest-bearing transaction accounts, due to customers shifting deposits to short-term time deposits.
We plan to grow our assets during the remainder of 2006 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. We also plan that approximately half of the growth in interest-earning assets will be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three- to ten-year initial fixed-rate periods.
The primary funding for our asset growth is expected to come from customer deposits and borrowed funds, using the funding source that is most reasonably priced given the overall market interest rate conditions. During the second half of 2005 and first half of 2006, we experienced extreme competitive pricing of short-term deposits in the New York metropolitan market. During this period, wholesale borrowing costs were more economical and reflective of current rates. We plan that the funds borrowed will primarily have initial non-call periods of one to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive, but prudent rates and by opening new branch offices. During the first half of 2006 we opened four branch offices. The acquisition of Sound Federal Savings Bank will increase our deposit base and will give us access to deposits in seven of the top 50 counties in the United States ranked by median household income. We will continue to explore branch expansion opportunities in market areas that present superior opportunities for our traditional thrift model.
Total stockholders’ equity decreased $202.8 million to $5.00 billion at June 30, 2006 from $5.20 billion at December 31, 2005. The decrease was primarily due to repurchases of 19,382,243 shares of outstanding common stock at an aggregate cost of $255.9 million, cash dividends declared and paid to common stockholders of $82.0 million and a $33.3 million further increase in our accumulated other comprehensive loss primarily due to higher market interest rates decreasing the market value of our securities available for sale. These decreases to stockholders’ equity were partially offset by net income of $148.4 million for the first six months of 2006, a $5.2 million increase due to the exercise of 1,952,644 stock options, a $6.4 million permanent tax benefit due to the exercise of stock options and the vesting of shares in our restricted stock plan, and a $7.5 million increase due to the commitment of shares for our employee stock benefit plans.

In June 2006, the Board of Directors approved our seventh stock repurchase program to repurchase up to 56,975,000 shares of common stock. As of June 30, 2006, 58,679,000 shares were available for repurchase under our existing stock repurchase programs. At June 30, 2006, our stockholders’ equity to asset ratio was 15.96% and our year-to-date average stockholders’ equity to asset ratio was 17.30%. At June 30, 2006, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.36.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size. Hudson City Savings currently operates a total of 109 branch offices in the New York metropolitan area. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements about the benefits of the merger between Hudson City Bancorp and Sound Federal Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$87,735	$97,672
Federal funds sold	14,689	4,587

Total cash and cash equivalents	102,424	102,259

Investment securities held to maturity	1,533,969	1,534,216
Investment securities available for sale	3,979,207	3,962,511
Federal Home Loan Bank of New York stock	356,698	226,962
Mortgage-backed securities held to maturity	5,241,004	4,389,864
Mortgage-backed securities available for sale	2,703,212	2,520,633
Loans	16,971,417	15,062,449
Deferred loan costs	10,085	1,653
Allowance for loan losses	(27,391)	(27,393)

Net loans	16,954,111	15,036,709

Foreclosed real estate, net	1,685	1,040
Accrued interest receivable	157,948	140,723
Banking premises and equipment, net	54,681	49,132
Other assets	244,383	111,304

Total Assets	$31,329,322	$28,075,353

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$11,136,900	$10,941,258
Noninterest-bearing	476,929	442,042

Total deposits	11,613,829	11,383,300

Repurchase agreements	8,350,000	7,900,000
Federal Home Loan Bank of New York advances	6,200,000	3,450,000

Total borrowed funds	14,550,000	11,350,000

Accrued expenses and other liabilities	166,838	140,577

Total liabilities	26,330,667	22,873,877

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 571,475,944 shares outstanding at June 30, 2006; 588,905,543 shares outstanding at December 31, 2005	7,415	7,415
Additional paid-in capital	4,542,302	4,533,329
Retained earnings	1,819,860	1,759,492
Treasury stock, at cost; 169,990,611 shares at June 30, 2006 and 152,561,012 shares at December 31, 2005	(1,042,926)	(798,232)
Unallocated common stock held by the employee stock ownership plan	(231,261)	(234,264)
Unearned common stock held by the recognition and retention plan	—	(2,815)
Accumulated other comprehensive loss, net of tax	(96,735)	(63,449)

Total stockholders’ equity	4,998,655	5,201,476

Total Liabilities and Stockholders’ Equity	$31,329,322	$28,075,353

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended June 30,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$223,632	$166,558
Interest and fees on consumer and other loans	3,883	2,465
Interest on mortgage-backed securities held to maturity	60,163	44,301
Interest on mortgage-backed securities available for sale	30,255	20,467
Interest on investment securities held to maturity	18,632	18,289
Interest and dividends on investment securities available for sale	42,841	22,123
Dividends on Federal Home Loan Bank of New York stock	3,209	3,739
Interest on federal funds sold	1,525	1,262

Total interest and dividend income	384,140	279,204

Interest Expense:
Interest on deposits	98,408	70,903
Interest on borrowed funds	132,143	76,614

Total interest expense	230,551	147,517

Net interest income	153,589	131,687

Provision for Loan Losses	—	—

Net interest income after provision for loan losses	153,589	131,687

Non-Interest Income:
Service charges and other income	1,451	1,242
Gains on securities transactions, net	4	3

Total non-interest income	1,455	1,245

Non-Interest Expense:
Compensation and employee benefits	25,391	20,275
Net occupancy expense	5,598	4,492
Federal deposit insurance assessment	402	414
Computer and related services	702	636
Other expense	6,422	4,439

Total non-interest expense	38,515	30,256

Income before income tax expense	116,529	102,676

Income Tax Expense	43,361	38,385

Net income	$73,168	$64,291

Basic Earnings Per Share	$0.14	$0.11

Diluted Earnings Per Share	$0.13	$0.11

Weighted Average Number of Common Shares Outstanding:
Basic	539,678,609	574,613,999

Diluted	552,077,216	587,656,762

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Six Months
	Ended June 30,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$432,819	$322,656
Interest and fees on consumer and other loans	7,397	4,766
Interest on mortgage-backed securities held to maturity	113,785	87,345
Interest on mortgage-backed securities available for sale	58,416	37,597
Interest on investment securities held to maturity	37,263	35,316
Interest and dividends on investment securities available for sale	85,398	38,143
Dividends on Federal Home Loan Bank of New York stock	5,717	4,915
Interest on federal funds sold	3,033	2,085

Total interest and dividend income	743,828	532,823

Interest Expense:
Interest on deposits	187,772	133,818
Interest on borrowed funds	244,788	141,432

Total interest expense	432,560	275,250

Net interest income	311,268	257,573

Provision for Loan Losses	—	65

Net interest income after provision for loan losses	311,268	257,508

Non-Interest Income:
Service charges and other income	2,715	2,378
Gains on securities transactions, net	4	2,740

Total non-interest income	2,719	5,118

Non-Interest Expense:
Compensation and employee benefits	51,743	40,205
Net occupancy expense	11,110	9,048
Federal deposit insurance assessment	826	822
Computer and related services	1,299	1,228
Other expense	11,822	9,718

Total non-interest expense	76,800	61,021

Income before income tax expense	237,187	201,605

Income Tax Expense	88,791	75,385

Net income	$148,396	$126,220

Basic Earnings Per Share	$0.27	$0.22

Diluted Earnings Per Share	$0.27	$0.21

Weighted Average Number of Common Shares Outstanding:
Basic	544,292,209	574,422,972

Diluted	556,622,424	587,647,095

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$16,120,819	$223,632	5.55%		$12,254,495	$166,558	5.44%
Consumer and other loans	261,948	3,883	5.93		169,850	2,465	5.81
Federal funds sold	129,132	1,525	4.74		171,416	1,262	2.95
Mortgage-backed securities at amortized cost	7,764,976	90,418	4.66		5,921,617	64,768	4.38
Federal Home Loan Bank of New York stock	320,724	3,209	4.00		164,565	3,739	9.09
Investment securities at amortized cost	5,602,907	61,473	4.39		3,792,885	40,412	4.26

Total interest-earning assets	30,200,506	384,140	5.09		22,474,828	279,204	4.97

Noninterest-earnings assets	309,918				651,868

Total Assets	$30,510,424				$23,126,696

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$768,446	1,894	0.99		$1,324,444	3,269	0.99
Interest-bearing transaction accounts	2,908,015	24,363	3.36		4,248,495	30,660	2.89
Money market accounts	637,811	4,458	2.80		561,686	1,474	1.05
Time deposits	6,789,930	67,693	4.00		5,381,904	35,500	2.65

Total interest-bearing deposits	11,104,202	98,408	3.55		11,516,529	70,903	2.47
Repurchase agreements	8,259,341	76,574	3.72		6,206,044	54,110	3.50
Federal Home Loan Bank of New York advances	5,414,286	55,569	4.12		2,327,363	22,504	3.88

Total interest-bearing liabilities	24,777,829	230,551	3.73		20,049,936	147,517	2.95

Noninterest-bearing liabilities:
Noninterest-bearing deposits	458,355				439,415
Other noninterest-bearing liabilities	190,545				131,517

Total noninterest-bearing liabilities	648,900				570,932

Total liabilities	25,426,729				20,620,868
Stockholders’ equity	5,083,695				2,505,828

Total Liabilities and Stockholders’ Equity	$30,510,424				$23,126,696

Net interest income/net interest rate spread (2)		$153,589	1.36%			$131,687	2.02%

Net interest-earning assets/net interest margin (3)	$5,422,677		2.03%		$2,424,892		2.34%

Ratio of interest-earning assets to interest-bearing liabilities			1.22	x			1.12	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$15,644,241	$432,819	5.53%		$11,815,575	$322,656	5.46%
Consumer and other loans	252,321	7,397	5.86		164,669	4,766	5.79
Federal funds sold	134,582	3,033	4.54		155,296	2,085	2.71
Mortgage-backed securities at amortized cost	7,463,089	172,201	4.61		5,689,854	124,942	4.39
Federal Home Loan Bank of New York stock	284,523	5,717	4.02		152,599	4,915	6.44
Investment securities at amortized cost	5,597,919	122,661	4.38		3,379,278	73,459	4.35

Total interest-earning assets	29,376,675	743,828	5.06		21,357,271	532,823	4.99

Noninterest-earnings assets	308,618				483,690

Total Assets	$29,685,293				$21,840,961

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$782,286	3,837	0.99		$1,123,131	5,514	0.99
Interest-bearing transaction accounts	3,155,099	52,444	3.35		4,284,477	57,958	2.73
Money market accounts	532,804	6,451	2.44		565,176	2,915	1.04
Time deposits	6,568,518	125,040	3.84		5,353,883	67,431	2.54

Total interest-bearing deposits	11,038,707	187,772	3.43		11,326,667	133,818	2.38
Repurchase agreements	8,204,696	150,402	3.70		5,875,967	101,216	3.47
Federal Home Loan Bank of New York advances	4,672,459	94,386	4.07		2,094,972	40,216	3.87

Total interest-bearing liabilities	23,915,862	432,560	3.65		19,297,606	275,250	2.88

Noninterest-bearing liabilities:
Noninterest-bearing deposits	448,328				429,055
Other noninterest-bearing liabilities	184,831				138,896

Total noninterest-bearing liabilities	633,159				567,951

Total liabilities	24,549,021				19,865,557
Stockholders’ equity	5,136,272				1,975,404

Total Liabilities and Stockholders’ Equity	$29,685,293				$21,840,961

Net interest income/net interest rate spread (2)		$311,268	1.41%			$257,573	2.11%

Net interest-earning assets/net interest margin (3)	$5,460,813		2.09%		$2,059,665		2.39%

Ratio of interest-earning assets to interest-bearing liabilities			1.23	x			1.11	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At June 30, 2006, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.71%, consumer and other loans, 5.98%, federal funds sold, 5.25%, mortgage-backed securities, 4.92%, investment securities, 4.41%. At June 30, 2006, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.98%, interest-bearing transaction accounts, 3.41%, money market accounts, 3.21%, time deposits, 4.18%, borrowed funds, 3.90%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended June 30,
	2006	2005
Return on average assets	0.96%	1.11%
Return on average stockholders’ equity	5.76	10.26
Net interest rate spread	1.36	2.02
Net interest margin	2.03	2.34
Non-interest expense to average assets	0.50	0.52
Efficiency ratio (2)	24.84	22.76
Dividend payout ratio	53.57	60.00
Cash dividends paid per common share	$0.075	$0.066

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Six Months
	Ended June 30,
	2006	2005
Return on average assets	1.00%	1.16%
Return on average stockholders’ equity	5.78	12.78
Net interest rate spread	1.41	2.11
Net interest margin	2.09	2.39
Non-interest expense to average assets	0.52	0.56
Efficiency ratio (2)	24.46	23.23
Dividend payout ratio	55.56	58.18
Cash dividends paid per common share	$0.15	$0.128

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios and Other Data

	At or For The	At or For The
	Period Ended	Period Ended
	June 30,	December 31,
	2006	2005
Asset Quality Ratios:

Non-performing loans to total loans	0.11%	0.13%
Non-performing assets to total assets	0.06	0.07
Allowance for loan losses to non-performing loans	150.45	141.84
Allowance for loan losses to total loans	0.16	0.18

Capital Ratios:

Average stockholders’ equity to average assets	17.30%	15.10%
Stockholders’ equity to assets	15.96	18.53
Book value per common share	$9.36	$9.44

Regulatory Capital Ratios:

Bank:

Tangible capital	13.20%	14.68%
Leverage (core) capital	13.20	14.68
Total risk-based capital	36.71	41.31

Other Data:
Full-time equivalent employees	1,151	1,108
Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
2006
Total stockholders’ equity (thousands)	$4,998,655

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(169,990,611)

Shares outstanding	571,475,944
Unallocated ESOP shares	(37,044,111)
Unvested RRP shares	(493,292)

Book value shares	533,938,541

Book value per share	$9.36

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